Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Reports First Quarter Earnings
of $0.14 per share, including $0.01 non-cash charge
MINNEAPOLIS, April 27, 2011 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $37.1 million and $1.2 million, respectively, or $0.14 per diluted share, for the first quarter ended April 3, 2011. This compares to revenue and net income of $32.6 million and $2.7 million, respectively, or $0.30 per diluted share, for the comparable period in 2010. First quarter 2011 results include a non-cash impairment charge of approximately $148,000 or $0.01 per diluted share, primarily related to non-recoverable assets for a company-owned restaurant that will be relocated within its existing market in early 2013. Fiscal 2010’s first quarter included a $0.15 gain from the acquisition of seven New York and New Jersey franchise restaurants in March 2010.
Same store sales for company-owned restaurants open for 24 months or more increased 3.0 percent during the quarter and included a weighted average price increase of approximately 2.0 percent. Additionally, the year over year shift of the Easter holiday from the first quarter of 2010 to the second quarter of 2011 had a favorable impact of approximately 70 basis points on the quarter.
“While we are encouraged by our first quarter comparable sales and revenue performance, we recognize that we have more work to do to improve our results,” said Christopher O’Donnell, President and CEO of Famous Dave’s of America. “We continue to focus diligently on growing sales and controlling costs in this unpredictable environment in order to continue to deliver better results for our shareholders.”
Franchise royalty revenue for the first quarter of 2011 totaled $4.0 million, essentially flat to the comparable period in 2010. The results year over year reflect a net increase of seven franchise-operated restaurants, offset by the loss of two months of franchise royalties for the seven New York and New Jersey restaurants and a 0.1% decline in franchise comparable sales.
Stock-based and Board of Directors Cash Compensation and Common Share Repurchase
Earnings results for the first quarter of 2011 included approximately $422,000 or $0.03 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $355,000 or $0.03 per diluted share, for the prior year comparable period. The year over year increase is primarily due to a higher stock price.
The company repurchased approximately 246,000 shares of common stock during the first quarter at an average price of $10.28 per share, excluding commissions, for a total of approximately $2.5 million. The company has repurchased approximately 420,000 shares under its current 1.0 million share authorization at an average price of $10.30 per share, excluding commissions, for a total of approximately $4.3 million.
Marketing and Development
Development and marketing highlights during the quarter included a successful “limited time offer” of “Citrus Grill” entrees featuring six items, paired with a side of broccoli and grilled pineapple steaks at less than 600 calories each.
The current limited time offering, “Best in Smoke,” is inspired by our founder, Dave Anderson’s upcoming television appearance on the ultimate BBQ showdown, “Best in Smoke”, on Food Network®, and features two new recipes, “Smokin’ Blackberry Lettuce Wraps” and “Smokin’ Blackberry Ribs.” The multi-

episode, single elimination competition begins May 8, 2011 at 10 p.m. Eastern and Pacific Time. We are also offering our brisket with a Dr. Pepper glaze and a beer pairing with Sam Adams Blackberry Witbier.
Famous Dave’s opened three new franchise-operated restaurants during the first quarter, in Lawrence, KS, Reno, NV and Henderson, NV. Three franchise-operated locations closed during the quarter in Omaha, NE, Pensacola, FL, and Kansas City, KS. Famous Dave’s ended the quarter with 182 restaurants, including 52 company-owned restaurants and 130 franchise-operated restaurants, located in 37 states.
Outlook
The company reiterates its guidance on restaurant development, as issued in its fourth quarter earnings release, and anticipates opening approximately 12 new restaurants in fiscal 2011, including one company-owned restaurant.
Conference Call
The company will host a conference call tomorrow, April 28, 2011, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 130 additional locations in 37 states, and is known for its on-premise real pit smokers, scratch-recipe cooking, and over 500 national and regional awards. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
APRIL 3, 2011 AND APRIL 4, 2010
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	April 3,	April 4,
	2011	2010
Revenue:
Restaurant sales, net	$32,741	$28,393
Franchise royalty revenue	4,029	3,982
Franchise fee revenue	40	40
Licensing and other revenue	280	184

Total revenue	37,090	32,599

Costs and expenses:
Food and beverage costs	9,653	8,327
Labor and benefits costs	10,437	9,249
Operating expenses	9,074	7,628
Depreciation and amortization	1,375	1,292
General and administrative expenses	4,324	3,811
Asset impairment and estimated lease termination and other closing costs	171	(74)
Pre-opening expenses	—	27
Gain on acquisition, net of acquisition costs	—	(2,036)
Net loss on disposal of property	1	—

Total costs and expenses	35,035	28,224

Income from operations	2,055	4,375

Other expense:
Interest expense	(279)	(300)
Interest income	6	39
Other income, net	8	7

Total other expense	(265)	(254)

Income before income taxes	1,790	4,121

Income tax expense	(608)	(1,414)

Net income	$1,182	$2,707

Basic net income per common share	$0.15	$0.30

Diluted net income per common share	$0.14	$0.30

Weighted average common shares outstanding basic	8,118,000	8,999,000

Weighted average common shares outstanding diluted	8,302,000	9,162,000

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2011	2010
Food and beverage costs(1)	29.5%	29.3%
Labor and benefits(1)	31.9%	32.6%
Operating expenses(1)	27.7%	26.9%
Depreciation & amortization (restaurant level)(1)	3.8%	4.0%
Depreciation & amortization (corporate level)(2)	0.4%	0.4%
General and administrative(2)	11.7%	11.7%
Asset impairment and estimated lease termination and other closing costs(1)	0.5%	(0.3)%
Pre-opening expenses and net loss on disposal of equipment(1)	—	0.1%
Gain on acquisition, net of acquisition costs(1)	—	(7.2)%

Total costs and expenses(2)	94.5%	86.6%
Income from operations(2)	5.5%	13.4%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 3,	January 2,
	2011	2011
ASSETS
Cash and cash equivalents	$2,671	$2,654
Other current assets	8,929	8,593
Property, equipment and leasehold improvements, net	60,595	61,550
Other assets	3,291	3,332

Total assets	$75,486	$76,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,767	$13,854
Line of credit	15,400	13,000
Other long-term obligations	16,293	16,371
Shareholders’ equity	32,026	32,904

Total liabilities and shareholders’ equity	$75,486	$76,129

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2011	2010
Cash flows provided by operating activities	$525	$364
Cash flows used for investing activities	(447)	(7,461)
Cash flows (used for) provided by financing activities	(61)	5,742

Net increase / (decrease) in cash and cash equivalents	$17	$(1,355)

SUPPLEMENTAL SALES INFOMRATION
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2011	2010

Restaurant sales (in thousands):
Company-Owned	$32,741	$28,393
Franchise-Operated	$86,574	$85,141

Total number of restaurants:
Company-Owned	52	52
Franchise-Operated	130	123

Total	182	175

Total weighted average weekly net sales (AWS):
Company-Owned	$48,433	$45,821
Franchise-Operated	$52,738	$52,327
AWS 2005 and Post 2005:(1)
Company-Owned	$53,045	$52,156
Franchise-Operated	$55,832	$56,629

AWS Pre-2005:(1)
Company-Owned	$45,551	$43,105
Franchise-Operated	$46,668	$45,437

Operating weeks:
Company-Owned	676	613
Franchise-Operated	1,641	1,626

Comparable net sales (24 month):
Company-Owned %	3.0%	(3.5)%
Franchise-Operated %	(0.1)%	(3.4)%

Total number of comparable restaurants:
Company-Owned	44	41
Franchise-Operated	103	95

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.